Exhibit 99.01

SILICON IMAGE TO ACQUIRE TRANSWARP NETWORKS TO BROADEN STORAGE OFFERINGS

Creates Storage and Digital PC/Display Lines of Business to Increase Focus on Key Growth Markets

SUNNYVALE, Calif., March 24, 2003 —Silicon Image, (Nasdaq: SIMG), a leader in high-bandwidth semiconductor and system solutions for mass markets, today announced it has entered into a definitive agreement to acquire TransWarp Networks, a privately held company focused on switching, CPU and memory products. With this acquisition, Silicon Image gains product and design expertise that will enable the company to broaden its storage offerings from PC to enterprise markets and build more integrated and innovative storage management products.

The transaction will be accounted for as a purchase and is expected to close the first week of April 2003. Under terms of the acquisition, Silicon Image will issue approximately 2.4 million shares of Common Stock and options to purchase 0.7 million shares of Common Stock of Silicon Image in exchange for all outstanding shares and stock options of TransWarp Networks.

Silicon Image President Steve Tirado noted, “TransWarp brings to Silicon Image valuable expertise in high-performance switches and microprocessors, and significant storage-related intellectual property. This expertise and technology will play a key role in meeting our objective of building integrated and highly innovative storage products for the small-to-medium business market. When paired with our high-speed, low-cost Multi-layer Serial Link (MSL™) technology, TransWarp’s switch, CPU and memory design expertise will allow us to create the components required by our innovative new storage architecture, which builds upon our early success in Serial ATA and enables storage solutions with an unrivaled price/performance mix.”

TransWarp Networks President and Chief Executive Officer Edward Pak will join Silicon Image in the newly created position of vice president of storage products, reporting to Tirado. Pak will have responsibility for product and business strategy for the storage line of business (LOB), including engineering, product and technical marketing, and operations for storage products.

Pak brings to Silicon Image over 20 years of semiconductor management and design expertise with an emphasis on high-speed digital design and CAD methodology. He was also the principal founder of TransWarp Networks, and earlier was a co-founder and vice president of engineering at SandCraft, where he was instrumental in developing a number of world-class, high-performance 64-bit embedded microprocessors based on the MIPS architecture. He has also held various technical management and engineering positions at Silicon Graphics, MIPS, Cadence, AMD and Data General. Pak holds a master’s degree in electrical engineering from Stanford University and a bachelor’s degree in electrical engineering and computer sciences from U.C. Berkeley.

Rounding out the storage LOB and the company’s existing consumer electronics LOB headed by John LeMoncheck, the Digital PC/Display LOB will be headed by Parviz Khodi, who most recently served as Silicon Image’s vice president of marketing. In his new role as vice president of digital PC/display products, Khodi will also report to Tirado and assume responsibility for product and business strategy, including engineering, product marketing and technical marketing for these products.

Tirado added, “Establishing our storage and digital PC/display lines of business allows us to increase our focus on each of our three distinct vertical markets, and we now have the organizational structure in place for each business to better address the unique requirements of its customer base. We’re pleased to appoint Parviz to head up the digital PC/display line of business, and welcome Ed to our team.”

About Silicon Image

Headquartered in Sunnyvale, Calif., Silicon Image, Inc. designs, develops and markets multi-gigabit semiconductor and system solutions for a variety of communications applications demanding high-bandwidth capability. With its proprietary Multi-layer Serial Link (MSL™) architecture, Silicon Image is well positioned for leadership in multiple mass markets including PCs, consumer electronics, storage and networking. Currently, Silicon Image leads the global PC/display arena with its innovative digital interconnect technology, and is now emerging as a leading player in the storage industry-offering robust, high-bandwidth semiconductors and systems. For more information on Silicon Image, visit www.siliconimage.com

This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to the anticipated timing of the TransWarp acquisition and anticipated benefits of the acquisition. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC), that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, the anticipated acquisition may not occur when anticipated, or at all, the anticipated benefits of the acquisition may not materialize, and the anticipated new storage architecture may not be developed in a timely manner or well received in the marketplace. In particular, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations¾Factors Affecting Future Results” in the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update this forward-looking information. Silicon Image and MSL are trademarks or registered trademarks, and www.siliconimage.com is a service mark, of Silicon Image, Inc. in the United States and other countries. TransWarp Networks and TransWarp are trademarks or registered trademarks of TransWarp Networks, Inc.

###

MEDIA CONTACT:

Robert G. Gargus

Chief Financial Officer

Silicon Image, Inc.

Phone: 408/616-4114

Fax: 408/830-9531

bgargus@siliconimage.com